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                                                                    Exhibit 4.07




                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


This amendment, dated as of December 15, 1998, amends the Rights Agreement (the "Rights Agreement"), dated as of July 19, 1996, between Nashua Corporation, a Delaware corporation (the "Company"), and The First National Bank of Boston, a national banking association (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

WITNESSETH:

WHEREAS, on July 19, 1996, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, one one-hundredth of a share of the Company's Series B Participating Preferred Stock;

WHEREAS, on July 19, 1996, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Record Date and the Distribution Date;

WHEREAS, on July 19, 1996, the Company and the Rights Agent entered into the Rights Agreement to set forth the description and terms of the Rights; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors now desire to amend certain provisions of the Rights Agreement in order to modify certain provisions contained therein;

NOW, THEREFORE, the Rights Agreement, as amended to date, is hereby further amended as follows:

         1.   Delete Section 1(i) in its entirety;

         2.   Delete Section 23 in its entirety and substitute therefor a new
              Section 23 as follows:

              "Section 23.  REDEMPTION AND TERMINATION.

              (a) The Board may, at its option, at any time prior to the earlier of (i) the close of business on the tenth Business Day (or such later date as may be determined by the Board pursuant to clause
              (i) of the first sentence of Section 3(a) with respect to the Distribution Date) following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth Business Day following the Record Date) or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the "current market price," as defined in Section 11(d)(i) hereof, of the Common Stock at the time of redemption) or any other form of consideration, or any combination of any of the foregoing, deemed appropriate by the Board. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired.


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              (b) Immediately upon the action of the Board ordering the
              redemption of the Rights, evidence of which shall have been filed with the Rights Agent and without any further action and without any notice, the right to exercise the Rights shall terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of the Board ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at each holder's last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

              (c) Notwithstanding the provisions of Section 23(a) hereof, in the event that a majority of the Board is elected by shareholder action by written consent, or is comprised of persons elected at a meeting of stockholders who were not nominated by the Board in office immediately prior to such meeting, then for a period of one hundred and twenty (120) days following the effectiveness of such election, the Rights shall not be redeemed if such redemption is reasonably likely to have the purpose or effect of allowing any Person to become an Acquiring Person or otherwise facilitating the occurrence of a Triggering Event or a transaction with an Acquiring Person.

              (d) The Company may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights in accordance with this Agreement and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent of the Common Shares, and upon such action, all outstanding Rights and Right Certificates shall be null and void without any further action by the Company."

         3.   Delete the last sentence of Section 24(a).

         4. Delete the proviso at the end of the second sentence of Section 27 and substitute the following:

              ", provided that, in the event that a majority of the Board is elected by shareholder action by written consent, or is comprised of persons elected at a meeting of stockholders who were not nominated by the Board in office immediately prior to such meeting, then for a period of one hundred twenty (120) days following the effectiveness of such election, no such supplement or amendment shall be effective if such supplement or amendment is reasonably likely to have the purpose or effect of allowing any person to become an Acquiring Person or otherwise facilitating the occurrence of a Triggering Event or a transaction with an Acquiring Person."


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         5.   Delete Section 31 in its entirety and substitute the following:

              "Section 31. SEVERABILITY.

              If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, including, without limitation, any provision of Section 23(c) or the provision of the second sentence of Section 27 hereof, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated."

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                   NASHUA CORPORATION

By /s/ Peter C. Anastos                   By /s/ Gerald G. Garbacz
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   Peter C. Anastos, Secretary               Gerald G. Garbacz
                                             Chairman, President and
                                             Chief Executive Officer

Attest:                                   THE FIRST NATIONAL BANK OF BOSTON

By /s/ James P. Mitchell                  By /s/ Carol Mulvey-Eori
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   James P. Mitchell                         Carol Mulvey-Eori
   Senior Account Manager                    Administration Manager